Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN TAYLOR PROVIDES UPDATED FOURTH QUARTER 2004 GUIDANCE, COMMENTS ON ACCOUNTING TREATMENT FOR LEASES AND DISCUSSES FIRST QUARTER 2005 OUTLOOK

New York, New York, February 11, 2005 – AnnTaylor Stores Corporation (NYSE: ANN) today provided updated fourth quarter 2004 guidance, commented on its accounting treatment for leasing transactions and discussed its first quarter 2005 outlook.

Ann Taylor Chairman, J. Patrick Spainhour, said, “As we stated last week, Ann Taylor Loft delivered comparable store sales growth of 3.2 percent in the fourth quarter on top of a very strong 20.0 percent positive increase the prior year. Loft’s casual business was well received and early reads on spring product are positive. For the Ann Taylor division, the fourth quarter was more challenging with a 7.2 percent comparable store sales decline versus a 14.4 percent increase in the prior year. Fall merchandise was not well received at the Ann Taylor division from the start, and as we entered the holiday season, it remained heavily promotional. Additionally, our holiday merchandise was not as well received as we had expected and as a result, our promotional cadence was accelerated throughout the quarter. While our January POS promotion started the month with strong volume, it waned throughout the month, negatively impacting fourth quarter earnings by more than we had originally anticipated,” he added.

During the fourth quarter, the Company made some organizational changes to improve performance, which are expected to generate annualized savings of approximately $3 million. As a result of these actions, the Company will record a severance charge of approximately $3 million (approximately $0.03 per share on a diluted basis) in the fourth quarter.

In connection with its review of lease accounting practices discussed below, the Company has determined to record rent expense in 2004 with respect to its corporate office space at Times Square Tower in New York City. The resulting pre-tax charge which was not contemplated in previous guidance is approximately $7 million (approximately $0.06 per share on a diluted basis) and will be recorded in the fourth quarter.

Including the above charges, the Company estimates that it will record a fourth quarter net loss in the range of $0.14 - $0.18 per share on a diluted basis versus previous guidance of $0.00 - $0.04 and full year earnings per share of $0.89 - $0.93 on a diluted basis versus previous guidance of $1.04 - $1.08.

Accounting for Leasing Transactions

Like other retail companies, Ann Taylor is reviewing its accounting practices with respect to leasing transactions. Based on an internal review and consultations with its independent auditors, the Company has determined to correct an error in its practices in this area and will record construction allowances as deferred credits, which will be amortized as a reduction of rent expense. Historically, these allowances have been classified on the Company’s balance sheet as reductions of property and equipment. The Company has not yet reached a final decision as to whether this change will require a restatement of prior period financial statements, nor as to the affected periods, but believes that a restatement of its balance sheet and cash flow statements for certain periods is likely. This change will not affect the income statement classification of these amounts as both depreciation and rent expense are presented in selling, general and administrative expenses in the consolidated statement of income, nor will it impact historical or current period net income as these amounts are amortized over the life of the leases. This change will also have no impact on the Company’s historical or future cash flow or the timing of payments under the leases.

The Company is reviewing all other aspects of its lease accounting practices to determine if further corrections are necessary and expects to complete its review and make its final determination about the impact of these corrections in connection with the audit of its 2004 financial statements.

Outlook

“We have continued to implement the processes and disciplines that we identified as necessary to reinvigorate the Ann Taylor Stores brand,” stated Mr. Spainhour. “With Kay Krill, President of Ann Taylor, leading a team of brand-experienced people in the right roles, we are making good progress toward restoring the Ann Taylor heritage and accomplishing our goal of providing the updated classic product that our client expects,” he concluded.

Comparable Store Sales

For the first quarter, the Company currently expects to achieve comparable store sales results in the low single-digit negative to flat range, with Ann Taylor expected to be in the mid to high single-digit negative range and Ann Taylor Loft expected to be in the low to mid single-digit positive range. February comparable store sales are expected to be high single-digit negative overall, with Ann Taylor expected to be mid-teen negative and Ann Taylor Loft expected to be in the low single-digit positive range.

Margins

For the first quarter, the Company expects to see continued pressure in its gross margin, specifically at the Ann Taylor division. Partially offsetting the pressure in gross margin is the anticipated decrease in selling, general and administrative expenses as a percentage of net sales, as marketing as a percentage of net sales at the Ann Taylor division is expected to decline.

Capital Expenditures

For fiscal 2005, capital expenditures are planned at approximately $160 - $170 million, which includes approximately $95 - $97 million for new store build outs, $30 - $33 million for existing store renovations and maintenance, $20 - $22 million for information technology initiatives, and $15 - $18 million for corporate office and general corporate purposes. In accordance with the Company’s new accounting practice, included in the $95 - $97 million for new store build outs is approximately $45 million now classified as a deferred credit as opposed to a reduction in new store build outs.

Inventory

For the first quarter, the Company expects total inventory levels to be up on average approximately 10 percent on a per-square foot basis compared to last year’s first quarter, which itself was down on average five percent from the prior year.

New Store Openings

During fiscal 2005, the Company plans to open approximately 85 - 100 stores comprised of approximately 8 - 10 Ann Taylor stores, approximately 70 - 75 Ann Taylor Loft stores and approximately 10 - 15 Ann Taylor Factory stores. Total Company square footage is projected to increase approximately 14 percent in fiscal 2005. This represents an approximate 2 percent divisional square footage increase for Ann Taylor, and an approximate 20 percent divisional square footage increase for Ann Taylor Loft. In the first quarter of fiscal 2005, the Company plans to open three new Ann Taylor stores and 13 new Ann Taylor Loft stores.

Earnings Per Share

“Based on the above financial assumptions and planned store growth, we project earnings per share on a diluted basis for the first quarter in the range of $0.27 - $0.30,” concluded Mr. Spainhour.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 738 stores in 45 states, the District of Columbia and Puerto Rico, and also an Online Store at www.anntaylor.com and www.anntaylorLOFT.com as of January 29, 2005.

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FORWARD-LOOKING STATEMENTS

Certain statements in this press release are Forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Stores; a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of natural disasters and health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors in Asia and elsewhere; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

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Contact:
Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547